Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use {incorporation by reference} in this Registration Statement of Everton Capital Corporation on Form SB-2 of our report dated November 2, 2007 for Everton Capital Corporation. We also consent to the reference to us under the heading “Experts” in this registration statement.

MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 21, 2007